Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.sanchezpp.com

Investor Contact: Charles C. Ward

                                (877) 847-0009

Sanchez Production Partners Reports First Quarter 2015 Results and Provides Management Update

HOUSTON--(BUSINESS WIRE)-- May 15, 2015--Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP” or the “Partnership”) today reported first quarter 2015 results.  Highlights from the report include:

•

SPP successfully converted from a limited liability company to a limited partnership in the first quarter 2015 with the overwhelming support of its unitholders and executed its first transaction involving producing assets in the Eagle Ford Shale (the “Eagle Ford Acquisition”).  The Eagle Ford Acquisition, which closed March 31, 2015, is expected to add an average of 1,000 BOE/D to SPP’s production over the period 2015 through 2019 and initiates the Partnership’s business development relationship with Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”), a company that has a substantial inventory of assets with characteristics favorable to the MLP model.

•	Net daily production of 3,596 BOE/D during the first quarter, of which approximately 19% was from oil and liquids and 81% was from natural gas.
•

Revenue of $11.9 million, which includes $5.9 million of sales revenue, 46% of which was from oil and liquids sales and 54% of which was from natural gas sales, and $5.6 million from hedge settlements.

•	Operating costs, after adjustments for non-recurring items, of $23.20 per BOE, which is a decrease of 8% compared to first quarter 2014 and a decrease of 9% compared to the prior quarter.
•	Adjusted EBITDA, after removing non-recurring items, of $4.9 million, which is a decrease of 31% compared to first quarter 2014 production and an increase of 3% compared to the prior quarter.

Management Commentary

“We anticipate that the work we completed in the first quarter 2015 will bear fruit later this year and for many years to come,” said Gerald F. Willinger, Interim Chief Executive Officer of SPP’s general partner.  “During the quarter,

SPP completed its conversion from a limited liability company to a limited partnership with the overwhelming support of its unitholders, capping off a process undertaken in the summer of 2014 that has been the cornerstone of our strategic plan for SPP since August 2013.  On the heels of completing the conversion, SPP executed its first transaction with Sanchez Energy by acquiring escalating working interests in 59 wellbores in the Eagle Ford Shale that are expected to add approximately 1,000 BOE/D to the Partnership’s average daily production over the period 2015 through 2019.  As we noted at the time of the transaction, we believe the Eagle Ford Acquisition sets the stage for other similar and potentially larger transactions in 2015 and beyond, which might also involve the acquisition of integrated midstream assets.  We believe a large-scale transaction will be key to recapitalizing SPP and resuming distributions to unitholders.  In conjunction with the acquisition, we successfully refinanced SPP’s credit facility, thereby expanding the Partnership’s borrowing base, bank syndicate, and hedge capabilities, and tapped the capital markets to raise equity for SPP for the first time since 2008.  These initiatives are directly related to and result from our ongoing efforts to further align the Partnership with Sanchez Oil & Gas Corporation (“SOG”).  We believe SPP’s relationship with SOG provides the Partnership with a robust operational platform and deal flow, as evidenced by the transaction with Sanchez Energy, a company that has a substantial inventory of assets with characteristics favorable to the MLP model.  While SPP’s quarterly results were impacted by some non-recurring costs related to our conversion to a limited partnership and the Eagle Ford Acquisition, we believe the structural benefits of the work completed during the first quarter will better position the Partnership for the next phase of its development.  We remain committed to returning value to unitholders, and look forward to the opportunities that lie ahead.”

Operating and Financial Results

The Partnership produced 324 MBOE during the first quarter 2015 for average net production of 3,596 BOE/D for the quarter, which is a decrease of 13% compared to first quarter 2014 production and a decrease of 11% compared to the prior quarter.  Net oil and liquids production for the first quarter 2015, which accounted for approximately 19% of the Partnership’s total production during the quarter, was 687 barrels per day, which is a decrease of 24% compared to first quarter 2014 production and a decrease of 11% compared to the prior quarter.

Revenue of $11.9 million for the first quarter 2015 includes revenue from sales of $5.9 million, of which approximately 46% was from oil and liquids sales and 54% was from natural gas sales.  The balance of the Partnership’s first quarter 2015 revenue came from hedge settlements ($5.6 million), services provided to third parties ($1.2 million), and losses on mark-to-market activities ($0.7 million), which is a non-cash item.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, as reported by the Partnership, averaged $39.63 per BOE in the first quarter 2015.  Included in the Partnership’s reported operating costs are general and administrative charges relating to SPP’s conversion from a limited liability company to limited partnership, employee severance, litigation, and the previously announced Eagle Ford Acquisition, which are non-recurring items.  Taken together, these non-recurring items totaled approximately $5.3 million, or $16.43 per BOE.  Adjusted for this amount, operating costs were $23.20 per BOE in the first quarter 2015, which is a decrease of 8% compared to first quarter 2014 and a decrease of 9% compared to the prior quarter.

The Partnership reported a first quarter 2015 Adjusted EBITDA loss of approximately $0.4 million.  After excluding the non-recurring items noted above, Adjusted EBITDA during the first quarter 2015 was $4.9 million, which is a decrease of 31% compared to first quarter 2015 and an increase of 3% compared to the prior quarter.  On a GAAP basis, the Partnership recorded a net loss of $90.0 million for the quarter, which includes an impairment charge of $82.9 million related to the Partnership’s legacy assets located in Kansas and Oklahoma.

The Partnership completed no new wells or recompletions in the first quarter 2015.

Credit Facility and Hedging Update

As of May 15, 2015, the Partnership has $106.0 million in debt outstanding under its credit facility, which has a borrowing base of $110.0 million.  The Partnership reported cash and cash equivalents totaling $2.2 million as of March 31, 2015.

For the period April 1, 2015 through December 31, 2015, the Partnership has hedged approximately 3.5 Bcf of its natural gas production at an effective NYMEX fixed price of $4.16 per Mcf and 356 MBbl of its crude oil production at an effective NYMEX fixed price of $75.02 per barrel.

Management Update

At the regularly scheduled board meeting in May, the board of directors of the general partner of SPP elected Antonio R. Sanchez, III as Chairman of the Board.  Additionally the board elected Patricio Sanchez as Chief Operating Officer and Kirsten Hink as Chief Accounting Officer of the general partner.  The sole member of the general partner elected to expand the board to seven members and appointed both Patricio Sanchez and Eduardo Sanchez to join the board effective June 30, 2015.

Patricio Sanchez has served as co-president of SOG since June 2014 and prior to that from April 2010 to June 2014 as Executive Vice President.  Mr. Sanchez has also been the managing member of Santerra Holdings, LLC, an oil and gas exploration and production company, since February 2012.

Eduardo Sanchez has served as President and Chief Executive Officer of Sanchez Resources, LLC (“SR”), a privately held oil and gas exploration and production company since 2010. SR holds and operates properties throughout Louisiana and Mississippi, including a substantial position in the core of the Tuscaloosa Marine Shale.

Mrs. Hink has served as Senior Vice President and Chief Accountant Officer of Sanchez Energy Corporation (“SN”), an independent exploration and production company, since January 2015, and she previously served as SN’s Vice President and Principal Accounting Officer from March 2012. Prior to joining SN, Mrs. Hink served as the Controller of Vanguard Natural Resources, LLC from January 2011 to February 2012. From January 2010 to December 2010, she served as Assistant Controller of Mariner Energy, Inc. She served as the Chief Accounting Officer for Edge Petroleum Corporation (“Edge”) from July 2008 through December 2009 and the Vice President and Controller for Edge from October 2003 through July 2008. Prior to that time, she served as Controller of Edge from December 31, 2000 to October 2003 and Assistant Controller of Edge from June 2000 to December 2000.

Conference Call Information

The Partnership will host a conference call at 11:00 a.m. (CDT) on Monday, May 18, 2015 to discuss first quarter 2015 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (888) 664-9965 shortly before 11:00 a.m. (CDT).  The international phone number is (517) 308-9215.  The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (866) 353-3016 or (203) 369-0082 (international).  A live audio webcast of the conference call and the earnings release will be available on the Partnership’s website (www.sanchezpp.com) under the Investor Relations page.  The call will also be recorded and archived on the site.

About the Partnership

Sanchez Production Partners LP is a publicly-traded limited partnership focused on the acquisition, development and production of oil and natural gas properties and other integrated assets.

Additional Information

Additional information on SPP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website.

The Partnership anticipates it will file its first quarter 2015 Form 10-Q with the U.S. Securities and Exchange Commission on May 15, 2015.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; asset impairments; accretion expense; (gain) loss on sale of assets; (gain) loss from equity investment; unit-based compensation programs; and (gain) loss from mark-to-market activities.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.  Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management's assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.